Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (File No. 333‑228859) and Form S‑8 (File Nos. 333‑216677, 333‑180085, 333‑144355, 333‑144369, 333‑167445, and 333‑171127) of our reports dated November 12, 2019, relating to the financial statements and financial statement schedule of TE Connectivity Ltd. and subsidiaries and the effectiveness of TE Connectivity Ltd. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10‑K of TE Connectivity Ltd. for the fiscal year ended September 27, 2019.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

November 12, 2019